Exhibit 99.1

ALX Oncology Appoints Scott Garland as Chairman of the Board and Michael Listgarten as General Counsel

Strengthens Leadership with Veteran Executives with Decades of Industry Experience

Scott Garland Succeeds Co-Founder Corey Goodman, Ph.D., After More Than a Decade of Foundational Leadership

SOUTH SAN FRANCISCO, Calif., June 30, 2026 – ALX Oncology Holdings Inc. ("ALX Oncology," Nasdaq: ALXO), a clinical-stage biotechnology company advancing a pipeline of novel therapies designed to treat cancer and extend patients’ lives, today announced the appointments of Scott Garland as Chairman of the Board of Directors (the "Board") and Michael Listgarten as General Counsel, effective immediately.

Mr. Garland succeeds Corey Goodman, Ph.D., who is stepping down as Chairman and a member of the Board after more than a decade of foundational scientific and strategic leadership. Mr. Garland has served on the ALX Oncology Board since November 2022, where he has consistently leveraged his more than 30 years of biopharmaceutical industry knowledge, including extensive commercial and operational expertise, in support of the Company’s strategic and clinical priorities.

“It has been a privilege to serve as Chairman since co-founding the Company,” said Corey Goodman, Ph.D., Co-Founder and Outgoing Chairman of ALX Oncology. “I am incredibly proud of the progress we have made, particularly advancing evorpacept into late-stage development and progressing ALX2004, both of which have potential of addressing multiple high-need oncology patient populations. Scott is a highly respected leader with a strong track record and I am confident that, under his guidance, the Company will continue to execute at this pivotal stage of growth and deliver long-term value to our stockholders. I look forward to working closely with the Board and management to ensure a seamless transition and continued momentum for the Company.”

“Corey’s contributions to ALX Oncology are immeasurable,” said Jason Lettmann, Chief Executive Officer at ALX Oncology. “He helped define our scientific direction and led with unwavering commitment through every stage of the Company’s development. The progress we have made with evorpacept and ALX2004 would not exist without him, and I’m deeply grateful for everything Corey has given to this Company and to the patients we serve. I am equally pleased to welcome Scott as Chairman of our Board. Scott has been an invaluable board member and a trusted partner to our management team. His guidance will be critical as we advance our pipeline and approach critical milestones for both of our programs.”

Commenting on the appointment of Mr. Listgarten to General Counsel, Mr. Lettmann noted, “Michael is a highly accomplished legal leader with a proven track record of guiding biopharmaceutical companies through critical inflection points. His deep domain expertise across complex transactions, governance, and public company matters will be crucial as we advance evorpacept into registration studies, progress ALX2004, deepen our strategic partnerships, and continue executing on our long-term growth strategy.”

About Michael Listgarten

Michael brings over 30 years of combined law firm and in-house experience advising biopharmaceutical companies, with expertise in guiding organizations through the transition from late-stage clinical development to commercialization. Most recently, he served as General Counsel at RAPT Therapeutics, leading the legal and compliance function, supporting complex clinical development programs, regulatory strategy, and capital markets. Prior to that, Michael served as Vice President of Healthcare Law & Chief Compliance Officer at Adamas Pharmaceuticals. Prior to Adamas, he served as Vice President of Healthcare Law at Principia Biopharma. Michael also spent 16 years at Genentech, Inc., where he led a large team of attorneys providing strategic legal and compliance advice to support the development and commercialization of its products. Michael holds a J.D. and Masters of International Affairs from Columbia University, as well as a B.A. in Political Science from the University of Pennsylvania.

About ALX Oncology
ALX Oncology (Nasdaq: ALXO) is a clinical-stage biotechnology company advancing a pipeline of novel therapies designed to treat cancer and extend patients’ lives. ALX Oncology’s lead therapeutic candidate, evorpacept, has demonstrated potential to serve as a cornerstone therapy upon which the future of immuno-oncology can be built. Evorpacept is currently being evaluated across multiple ongoing clinical trials in a wide range of cancer indications. ALX Oncology’s second pipeline candidate, ALX2004, is a novel EGFR-targeted antibody-drug conjugate with a differentiated mechanism of action. A Phase 1, dose-escalation trial of ALX2004 is ongoing in patients with EGFR-expressing solid tumors. More information is available at www.alxoncology.com and on LinkedIn @ALX Oncology.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. Forward-looking statements include statements regarding future results of operations and financial position, business strategy, product candidates, planned preclinical studies and clinical trials, results of clinical trials, research and development costs, regulatory approvals, timing and likelihood of success, plans and objects of management for future operations, as well as statements regarding industry trends. Such forward-looking statements are based on ALX Oncology’s beliefs and assumptions and on information currently available to it on the date of this press release. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause ALX Oncology’s actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. These and other risks are described more fully in ALX Oncology’s filings with the Securities and Exchange Commission (SEC), including ALX Oncology’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents ALX Oncology files with the SEC from time to time. Except to the extent required by law, ALX Oncology undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Relations Contact:

Kevin Lui

Director, Investor Relations

kevin.lui@precisionaq.com

Media Contact:

Genevieve Britton

Senior Director, Public Relations

genevieve.britton@precisionaq.com